                                                                       Exhibit 5

                                December 13, 2001


NBC Capital Corporation
301 East Main Street
Starkville, MS 39760

                  Re:   NBC Capital Corporation
                        Registration Statement on Form S-8
                        Salary Reduction Thrift Plan

Ladies and Gentlemen:

         We have acted as counsel to NBC Capital Corporation (the "Company") in connection with the preparation of the above-referenced Registration Statement on Form S-8 filed by the Company with the Securities and Exchange Commission (the "Commission") with respect to the issuance by the Company of an aggregate of 100,000 shares of $1.00 par value common stock (the "Common Stock") and an indeterminate amount of related plan interests pursuant to the NBC Capital Corporation Salary Reduction Thrift Plan (the "Plan"). In so acting, we have examined and relied upon the original, or a photostatic or certified copy, of such records of the Company, certificates of officers of the Company and of public officials, and such other documents as we have deemed relevant and necessary as the basis for the opinion set forth below.

         In such examination, we have assumed the genuineness of all signatures appearing on all documents, the legal capacity of all persons signing such documents, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies, the accuracy and completeness of all corporate records made available to us by the Company, and the truth and accuracy of all facts set forth in all certificates provided to or examined by us. We have also assumed for purposes of rendering the opinions set forth herein that shares of Common Stock acquired under the Plan will be purchased by the Plan's trustee on the open market.

NBC Capital Corporation
December 13, 2001
Page 2


         Based upon the foregoing and subject to the limitations, qualifications, exceptions and assumptions set forth herein and representations made to us by officers of the Company, we are of the opinion that:

         1. In the case of Common Stock issued pursuant to the Plan, such Common Stock will have been duly authorized by all necessary corporate action on the part of the Company. Upon issuance and delivery of such Common Stock from time to time in accordance with the terms of the Plan for the consideration established by the Plan, such Common Stock will be validly issued, fully paid and nonassessable.

         2. The documents constituting the Plan comply in all material respects with the applicable governing provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"); we express no opinion as to operational compliance with respect to such provisions.

         The foregoing opinions are limited to the laws of the State of Mississippi and the federal laws of the United States of America. We express no opinion as to matters governed by the laws of any other state. Furthermore, no opinion is expressed herein as to the effect of any future acts of the parties or changes in existing law. We undertake no responsibility to advise you of any changes after the date hereof in the law or the facts presently in effect that would alter the scope or substance of the opinions herein expressed.

         This letter expresses our legal opinion as to the foregoing matters based on our professional judgment at this time; it is not, however, to be construed as a guaranty, nor is it a warranty that a court considering such matters would not rule in a manner contrary to the opinion set forth above.

         We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us in the prospectus under the caption "Legal Matters." In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, and the General Rules and Regulations of the Commission thereunder.

                               Very truly yours,

                               /s/ PHELPS DUNBAR LLP